        UNITED-GUARDIAN, INC.

Corporate Divisions and Subsidiaries	Mailing Address:
GUARDIAN LABORATORIES	P.O. BOX 18050
EASTERN CHEMICAL	HAUPPAUGE, NY 11788

Corporate Headquarters:	TEL: (631) 273-0900
230 MARCUS BLVD.	FAX: (631) 273-0858
HAUPPAUGE, NY 11788	E-MAIL: pgc@u-g.com

Press Release	FOR IMMEDIATE RELEASE

UNITED-GUARDIAN RECOGNIZED AS ONE OF THE
“200 BEST SMALL COMPANIES IN AMERICA”

Hauppauge, NY, October 25, 2007 -- United-Guardian, Inc. (AMEX:UG) announced today that it has once again been ranked one of the “200 Best Small Companies in America” by Forbes Magazine, the second time the company has made this list. Even though United was the smallest company on the list (in terms of sales), it was ranked 54th in 5-year average return on equity, and 132nd overall. United was one of only eight Long Island companies to make the list. To be considered for inclusion on the list a company must have sales of between $5 million and $750 million and a share price above $5.00. Companies were judged according to return on equity as well as sustained sales and net profit growth over 12-month and five-year periods.

Ken Globus, President of United, stated: “We are very pleased to once again be recognized as one of the best small companies in America by Forbes Magazine, one of the country’s leading financial magazines. Our inclusion on the list this year is recognition of the efforts we have made over the past few years to steadily grow the company while still maintaining its strong financial condition. We intend to continue our efforts to expand the marketing of our existing products, while at the same time striving to develop new and unique products for the personal care market.”

The article can be found in the October 29th issue of Forbes magazine, and United-Guardian’s rankings can be found at http://www.forbes.com/lists/2007/23/biz_07200best_United-Guardian_0NEI.html.

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

                                                                                                                                                     Contact: Robert S. Rubinger
                                                                                                                                                     Public Relations (631) 273-0900

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause Registrant’s actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.